Exhibit 99.1

MAXCO, INC. ANNOUNCES EXTENSION OF ODD LOT TENDER OFFER

GRAND LEDGE, Michigan, April 27, 2007—/PRNewswire-FirstCall/ -- Maxco, Inc. (the "Company") (Pink Sheets: MAXC) announced today that it is extending the tender offer originally announced on March 30, 2007 for the purchase of all shares of common stock held by shareholders of the Company owning 99 or less shares, as of the close of business on March 23, 2007. The Company will pay $7.50 for each share properly tendered. The extended offer will expire May 31, 2007 at 5:00 p.m., New York Time. Eligible shareholders who would like to accept the offer must tender all shares of common stock that they own.

                Currently, the Company’s common stock and series three preferred stock are registered stock. The Company currently does not have any shareholders of record of its series three preferred stock as such shares were redeemed by the Company on March 31, 2007. If after completion of the offer on May 31, 2007 the Company has fewer than 300 holders of record of its common stock, the Company intends to terminate the registration of its common stock, and at the same time terminate registration of its series three preferred stock, under the Securities Exchange Act of 1934 (“Act”). If that occurs, and once the Company suspends its reporting obligations under the Act, the Company will become a private, non-reporting company that will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-K and quarterly reports on Form 10-Q, and will not be subject to the SEC's proxy rules. However, the Company intends to continue to hold an annual meeting of shareholders and to provide certain annual financial information to its shareholders.

        This announcement is not an offer to purchase or a solicitation of an offer to purchase with respect to the common stock. The tender offer is being made upon the terms and subject to the conditions set forth in the original Offer to Purchase and the accompanying Letter of Transmittal, each dated March 30, 2007 and any amendments there to. Information on the tender offer may be obtained free of charge from the Company or the Securities and Exchange Commission (www.sec.gov). Questions or requests for documents may be directed to the Company by calling (517) 627-1734.